UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 20, 2005

Matritech, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-12128	4-2985132
(Commission File Number)	(IRS Employer Identification No.)

330 Nevada Street
Newton, Massachusetts	02460
(Address of Principal Executive Offices)	(Zip Code)

(617) 928-0820

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 4, 2005, the Registrant entered into a Purchase Agreement (the “Purchase Agreement”) and sold to certain investors (the “Investors”) 670,272 shares of the Registrant’s Series A Convertible Preferred Stock, par value $1.00 per share (the “Preferred Stock”) and accompanying warrants to purchase an aggregate of 4,991,434 shares of Registrant’s common stock at an exercise price of $1.47 per share in connection with the first closing of a two tranche financing transaction (the “Private Placement”). In accordance with the terms of the Purchase Agreement, subject to approval of the Registrant’s stockholders (the “Stockholders”), the Registrant agreed to sell 755,852 shares of Preferred Stock and to issue warrants to a placement agent to purchase an aggregate of 740,796 shares of the Registrant’s common stock as part of the second tranche of the Private Placement (the “Second Closing”). On June 20, 2005, the parties to the Purchase Agreement entered into a Mutual Termination and Release Agreement, pursuant to which the parties agreed to terminate all obligations to complete the Second Closing originally contemplated for the Private Placement and further agreed to the adjournment of the Registrant’s Annual Meeting of Stockholders until July 22, 2005 and the circulation by the Registrant of additional proxy materials to Stockholders supplementing the Registrant’s Proxy Statement first mailed to Stockholders on or about April 19, 2005. The Mutual Termination and Release Agreement also contains mutual releases relative to the parties’ original obligations with respect to the Second Closing and to the Proxy Statement proposal.

A copy of the Form of Mutual Termination and Release Agreement is attached hereto as Exhibit 4.1 and incorporated herein by reference. The description of this document contained in this Current Report on Form 8-K is qualified in its entirety by reference to such document.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

The following Exhibits are filed as part of this report:

Exhibit No.	Description
4.1	Form of Mutual Termination and Release Agreement dated as of June 15, 2005 between Matritech, Inc. and various Investors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATRITECH, INC.

Date: June 20, 2005
By: /s/ Stephen D. Chubb
Name: Stephen D. Chubb
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Mutual Termination and Release Agreement dated as of June 15, 2005 between Matritech, Inc. and various Investors